Exhibit 10.8.2
AMENDMENT TO SALES AGREEMENT BETWEEN KRONOS INCORPORATED
AND INTEGRATED DESIGN, INC.

This is an Amendment ("Amendment") to the December, 1990 Sales Agreement ("Agreement") between Integrated Design, Inc. of 1194 Oak Valley Drive, Ann Arbor, Michigan 48108 ("IDI") and Kronos Incorporated of 400 Fifth Avenue, Waltham, Massachusetts 02451 ("Kronos").

WHEREAS, the parties wish to clarify their obligations and rights with respect to IDI's service and support obligations and source code;

WHEREAS, the parties further wish to clarify IDI's obligations with respect to Year 2000 Compliance ("Y2K Compliance") and certain other issues under the Agreement;

NOW, THEREFORE, the parties agree as follows:

1. Section 2.1 and 2.2 shall be deleted in their entirety and replaced with the following:

     "2.1 Kronos shall perform first line support to all Kronos customers as provided in Exhibit B.

     2.2 Kronos shall perform the sales function for Kronos  customers  desiring
     to  license  TimeBank  including  the  prospecting,   qualifying,   account
     management and closing functions.

     2.3 Kronos shall provide IDI with timely product information for those new or existing Kronos products for which IDI product development is required by Kronos."

2.   Sections 3.1, 3.2, 3.3 and Section 3.5 shall be deleted from Section 3,
     Section 3.4 shall be renumbered 3.1 and the following sections shall be added to Section 3 of the Agreement:

     "3.2 Right of First Refusal. IDI agrees that prior to agreeing to any proposal for the acquisition of all or part of its business or assets, a merger or the acquisition of any of its capital stock, IDI will first offer to Kronos the right to make the same proposal and if Kronos exercises that right, IDI agrees to accept Kronos' proposal.

     "3.3 Shipment of Standard TimeBank Software and other standard IDI products. IDI agrees to ship, within thirty (30) days after receipt, any order by Kronos for any standard TimeBank Software or any other standard (i.e., non-custom) IDI product.

     3.4 Advance Notice of Price Changes. IDI agrees to provide Kronos with a minimum of sixty (60) days advance written notice of any increase in the prices for TimeBank Software and for the IDI products, with such notice deemed to take effect on the first day of the month following when notice is given. For example, if notice is given on April 15, the price increase shall take effect on July 1."

3. Section 4.4 of the Agreement is amended by adding the following to the end of the first sentence: "12, and 13." and by adding the following sentence at the end: "The parties recognize and agree that the expiration or termination of this Agreement shall not affect the rights of end-users then using the TimeBank Software or other IDI Products."

4. Section 8. Warranty of the Agreement is amended by adding the following:

     "8.2 Year 2000 Compliance. IDI warrants that TimeBank Software and any other products currently sold to Kronos and/or Kronos Dealers meet the following definition of "Year 2000 Compliant":

     Crossing into the year 2000 and beyond, the product will continue to correctly perform all date-related functions, sort data in chronological order, store internal, date-related information in proper order, and correctly recognize the year 2000 as a leap-year.

     In addition, IDI warrants that any future TimeBank Software or other products sold by IDI to Kronos will meet the definition of "Year 2000 Compliant" above. For TimeBank Software and all other products sold to Kronos and/or Kronos Dealers prior to this Amendment, IDI warrants that such products meet the Year 2000 requirements specified on IDI's web page, which is attached hereto as Exhibit A."

5. Section 10. Source Code of the Agreement is amended as follows:

     a) in the first sentence, after the words "TimeBank Software," the following is added: "and other IDI Products sold/licensed to Kronos and/or Kronos Dealers (such deposit to include all code, documentation and a complete listing of third party software, tools or other items reasonably required to use the source code)" and

     b) by adding the following at the end of the last sentence: "3) IDI's failure to satisfy any of its obligations under Section 12 and/or Section 13 of this Agreement. IDI further agrees that upon IDI's breach of any of the foregoing "release conditions," Kronos shall have full rights to use the source code to develop and resell products, with no royalty or other payment to IDI, and IDI agrees that its agreement with Data Securities
     International, Inc. (or any successor escrow agent) shall contain provisions consistent with this Section 10. All obligations of IDI under this Section 10 shall apply to any successor, assign or acquiror of IDI, TimeBank Software (or other IDI products licensed to Kronos) or IDI's rights under this Agreement."

6. The following Section shall be added to Section 11 of the Agreement:

     "11.6 Force Majeure. Neither party to this Agreement shall be deemed in default for delay or failure in performance under this Agreement resulting from any cause beyond its reasonable control, including fire or other natural disaster and the time period for performance so delayed shall be deemed extended for the period of such delay."

7. Section 12 shall be added to the Agreement as follows: "Section 12 - IDI's Obligations to Provide Service and Support. IDI agrees, while this Agreement is in effect and for two (2) years after the termination or expiration of this Agreement, to provide service and support to Kronos and Kronos Dealers, as specified on Exhibit B, in a professional manner consistent with industry standards.

8. Section 13 shall be added to the Agreement as follows: "Section 13. Continuing Obligations. IDI agrees that, for two (2) years after the termination or expiration of this Agreement:

a. Kronos shall have the right to continue to purchase the TimeBank Software and all other IDI products being sold to Kronos at the time of the expiration/ termination, at the prices then in effect; provided however, that IDI reserves the right to increase such prices by not more than five percent (5%) per year; and
b.       IDI shall  continue to provide the  service  and support  specified  in
         Section 12 and shall continue to be obligated to provide maintenance and support under any maintenance agreement then in effect between
         Kronos and Kronos end-users for which IDI was paid, including multi-year maintenance agreements for the remainder of the multi-year term, even if such term extends beyond two (2) years after termination or expiration of this Agreement.

     Such continuing obligations shall apply to any successor, assign or acquiror of IDI, TimeBank Software (or other IDI products licensed to Kronos), or IDI's rights under this Agreement."

INTEGRATED DESIGN, INC.             KRONOS INCORPORATED

By: /s/James H. Carroll             By: /s/Aron Ain

Name: James H. Carroll              Name: Aron J. Ain

Title:President                     Title:President, Worldwide Sales and Service

Date:October 8, 1999                                       Date: October 8, 1999
    ------------------------------------                        ---------------

                                                     EXHIBIT A

Integrated Design's Year 2000 Definitions

"Year 2000 Compliant" means the product meets Integrated Design's standard of compliance. Crossing into the year 2000 and beyond, the product will continue to correctly:

o         perform all date-related functions
o         sort data in chronological order
o         store internal, date-related information

It will also correctly recognize the year 2000 as a "leap year."

"Compliant with Minor Cosmetic Issues" means the data will transfer correctly and the product will meet all Year 2000 Compliance criteria as listed in the "Year 2000 Compliant" definition above, but the two-digit year format in the header of some seldom-used DOS Time Bank reports may not display properly.

                                                     EXHIBIT B
                                        Maintenance and Support Obligations

Kronos agrees to pay IDI of IDI's wholesale price for maintenance agreements sold to Kronos' end-user customers, and, where applicable, the renewal charge for such agreements, in exchange for IDI's providing the services described in this Exhibit B.

1. IDI shall provide warranty support as specified in the Agreement.
2. a) Kronos will provide first line support to end-users and handle end-user telephone calls; provided however, that IDI shall provide second level (back-up support) which shall be direct or indirect, as required by the situation. Direct support may require that IDI provide dial-in services to connect to the customer system to retrieve data or adjust system settings. The services described above shall be provided by IDI to Kronos/Kronos' end-user at the following times:

1) For Kronos basic coverage end-users, from 8 a.m. to 6 p.m. (E.S.T.) Monday through Friday with a response time of four hour call back

       b) IDI will provide the following services to Kronos for any customer for whom Kronos has paid IDI the annual maintenance fee:

                  i) If the customer changes the version of their system which is connected by Time Bank Software (i.e., payroll system), and the version change requires a corresponding change in their Time Bank Software to maintain the pre-existing functionality of the Time Bank Software, IDI will, upon demand by Kronos, provide Kronos with upgrades to the customer's Time Bank software at no charge. Customers changing system vendors (i.e. ADP to Ceridian), or changing product names or operating platforms (i.e., GEAC M Series to GEAC SmartStream), or changing interface methodologies (i.e., Oracle PayMix to Oracle Batch Element Entry), are not considered version changes and may be subject to reconfiguration charges.

                  ii) If the customer requests minor changes to their Time Bank Software configuration and Kronos provides specifications for those changes to IDI in a format reasonably acceptable to IDI, IDI will perform the changes and send changed software files to Kronos at no charge. "Minor changes" is defined as changes to the interface specifications which do not require restructuring the operation or logic of the Time Bank Software configuration.

         Examples of "minor changes" include the following:
o         Changes to values being posted into the receiving system
          (i.e. payroll mappings)
o         Changes to translation table values (i.e. department rates)
o         Changes to individual field manipulations
          (i.e. Labor Level concatenation)
o         Changes to source or destination addresses
          (i.e. target file name and directory)

         Examples of changes that are not "minor changes" include the following:
o         Changes to rate calculation logic
o         Changes to input or output record formats
o         Addition of incremental functionality (
          i.e. new table translation logic)
o         Addition of incremental sources or destinations
          (i.e. a second payroll output)

                  iii) When IDI releases a new version of Time Bank Software for Windows product, IDI will, upon demand by Kronos, make upgrade software available to Kronos at no charge.

       c)IDI understands and agrees that Kronos' maintenance agreement provides for automatic renewal unless specified notice to the contrary is given by Kronos to the end-user, and IDI agrees to continue to provide maintenance services to those end-users customers for whom Kronos has paid IDI an annual maintenance fee.

       d)IDI shall repair bugs in Timebank or other IDI Products which are identified by IDI, Kronos, and/or the end-user customer as mutually agreed to by Kronos and IDI.

       e)IDI will provide maintenance releases for Timebank and other IDI Products as a download from the IDI web site. IDI will provide Kronos with a CD master to enable Kronos to update the end-user customer base. Maintenance releases will be provided free of charge to each end-user with a maintenance agreement in effect. Maintenance releases are updates to product code to address deficiencies in function or performance. They correct anomalies and behavior that are not intended by design. These maintenance releases can be delivered in the form of major or minor version releases or as a service pack. They do not contain or conflict with the customer's existing configuration and parameters. Typical maintenance releases are delivered on a CD or downloadable from a web site and integrate seemlessly into an existing installation.

       f)IDI will provide to Kronos, free of charge, for end-user customers for whom Kronos has purchase current annual maintenance, new product versions if standard (i.e., not custom) and within the same operating system as the original IDI Product. IDI can charge Kronos, at its then effective hourly rate, for any services required for configuration or training as a result of such new versions, and Kronos will charge the end-user for such services.

     3. IDI will notify Kronos in writing of all substantive changes in its products that are sold by Kronos.

      "Substantive Changes" are those changes which affect the standard Time Bank Software for Windows product. Changes to individual configurations of Time Bank Software for individual customers are specifically excluded from the definition of Substantive Changes. Substantive changes are defined as those changes to the standard product which affect one or more of the following:
o The user interface of the product (i.e., how users interact with the software)
o Operational capabilities (i.e., new reports, new supported systems) o Support functions (i.e., new files or diagnostic tools) o Operational errors (bugs) reported by Kronos o User or reseller documentation

  Examples of changes which are not "Substantive Changes" include the following:
o         Changes in internal software operation not visible to users
o         Changes in specifications for supported systems

     4.   IDI   shall   provide   time   and   materials   services   (including
     reconfigurations) for Kronos end-users without maintenance agreements at IDI's then current hourly consulting rate.